Exhibit 99.1

Contact: Joyce Strand (650) 631-3138

Nektar Therapeutics Announces Private Offering of Convertible Subordinated Notes

San Carlos, CA, September 22, 2005 – Nektar Therapeutics (NASDAQ:NKTR) today announced it had agreed to sell $275 million aggregate principal amount of its 3.25% convertible subordinated notes due 2012 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering is expected to close on September 28, 2005, subject to customary closing conditions. Nektar has also granted the initial purchasers an option to purchase up to an additional $40 million in principal amount of notes to cover over-allotments.

The Notes will bear interest at a rate of 3.25% per annum and will be convertible into shares of Nektar common stock at an initial conversion rate of 46.4727 shares per $1,000 principal amount of Notes (subject to adjustment in certain circumstances), which is equivalent to an initial conversion price of approximately $21.52 per share. The Notes will be subordinated to all present and future senior debt of Nektar.

Nektar has reached agreements in principle with a limited number of holders of its outstanding convertible notes in privately negotiated transactions to repurchase approximately $71 million in principal amount of these outstanding obligations. Nektar may use additional net proceeds from the offering to repurchase additional outstanding convertible subordinated notes from a limited number of purchasers in privately negotiated transactions or unsolicited open market transactions. The remaining net proceeds of the offering will be used by Nektar for general corporate purposes, which may include investing in or furthering various product development programs, undertaking potential acquisitions, and developing technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005. Actual results could differ materially from these forward-looking statements.

# # #